TRANSAMERICA SERIES TRUST

AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

AEGON USA INVESTMENT MANAGEMENT, LLC

THIS AMENDMENT is made as of November 1, 2023, to the Sub-Advisory Agreement dated as of March 22, 2011, as amended, (the “Agreement”) between Transamerica Asset Management, Inc. and Aegon USA Investment Management, LLC.

In consideration of the mutual covenants contained herein, the parties agree as follows:

Schedule A. Schedule A to the Agreement is hereby deleted entirely and replaced as follows:

PORTFOLIOS	SUB-ADVISER COMPENSATION[1]

Transamerica Aegon Bond VP (formerly known as	0.12% of the first $250 million;
Transamerica PIMCO Total Return VP)	0.10% over $250 million up to $500 million;
0.08% over $500 million up to $1 billion;
0.075% over $1 billion[2]

Transamerica Aegon High Yield Bond VP	0.35% of the first $20 million;
0.24% over $20 million up to $40 million;
0.19% over $40 million up to $125 million; and
0.14% over $125 million[3]

Transamerica Aegon Core Bond VP (formerly	0.12% of the first $1 billion; and
known as Transamerica JPMorgan Core Bond VP)	0.05% over $1 billion [4]

Transamerica Aegon U.S. Government Securities VP	0.12%

0.12% of the first $1 billion; and
Transamerica Multi-Managed Balanced VP	0.05% over $1 billion[4]

[1]	As a percentage of average daily net assets on an annual basis.
[2]

The average daily net assets for the purpose of calculating sub-advisory fees will be determined based on the aggregate average daily net assets of Transamerica Aegon Bond VP, a series of the Trust, and Transamerica Bond, a series of Transamerica Funds.

[3]

The average daily net assets for the purpose of calculating sub-advisory fees will be determined based on the aggregate daily net assets of Transamerica High Yield Bond and Transamerica High Yield ESG, each a series of Transamerica Funds.

[4]

The average daily net assets for the purpose of calculating sub-advisory fees will be determined based on the aggregate daily net assets of (i) Transamerica Aegon Core Bond VP and the portion of assets of Transamerica Multi-Managed Balanced VP that are sub-advised by Aegon USA Investment Management LLC (“AUIM”), each a series of the Trust, (ii) Transamerica Core Bond and the portion of the assets of Transamerica Balanced II and Transamerica Multi-Managed Balanced that are sub-advised by AUIM, each a series of Transamerica Funds, and (iii) the portion of assets of Balanced Ret Opt and Bond Ret Opt, each a separately managed account of Transamerica Life Insurance Company, that are advised by AUIM.

In all other respects, the Agreement dated as of March 22, 2011, as amended, is confirmed, and remains in full force and effect.

[signature page follows]

The parties hereto have caused this amendment to be executed as of November 1, 2023.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:

Name:	Christopher A. Staples

Title:	Senior Vice President

AEGON USA INVESTMENT MANAGEMENT, LLC

By:

Name:	Dustin Boxa

Title:	Treasurer